Exhibit 10.1

IPG PHOTONICS CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
As Amended and Restated April 3, 2015
Article 1.    Establishment, Objectives and Duration
1.1    Amendment and Restatement of Plan. IPG Photonics Corporation, a Delaware corporation (the “Company”), hereby amends and restates the compensation plan for Non-Employee Directors known as the “IPG Photonics Corporation Non-Employee Director Compensation Plan” (the “Plan”).
1.2    Plan Objectives. The objectives of the Plan are to give the Company an advantage in attracting and retaining Non-Employee Directors and to link the interests of Non-Employee Directors to those of the Company’s stockholders.
1.3    Duration of the Plan. The Plan commenced on June 21, 2006 and will remain in effect until the Board of Directors terminates it pursuant to Section 6.2.
Article 2.    Definitions
The following defined terms have the meanings set forth below:
“Affiliate” means any person that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company.
“Annual Retainer” means the retainer fee established by the Board in accordance with Section 5.1 and paid to a Non-Employee Director for services performed as a member of the Board of Directors for a 12-month period.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee Meeting Fee” means any fee established by the Board in accordance with Section 5.1 and paid to a Non-Employee Director for each attendance at a meeting of a Board committee (including telephonic meetings but excluding execution of unanimous written consents).
“Company” means IPG Photonics Corporation, a Delaware corporation, and any successor thereto as provided in Section 6.4.
“Director” means any individual who is a member of the Board of Directors.
“Effective Date” has the meaning ascribed to it in Section 6.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor to it.
“Installment Payment” has the meaning ascribed to it in Section 5.1.
“Meeting Fee” means any fee established by the Board in accordance with Section 5.1 and paid to a Non-Employee Director for each attendance at a meeting of the Board of Directors (including telephonic meetings but excluding execution of unanimous written consents).
“Non-Employee Director” means a Director who, at the time in question, is not an employee of the Company or any of its Affiliates.
“Plan” has the meaning ascribed to it in Section 1.1.
“Presiding Independent Director” means the Non-Employee Director selected by the other Non-Employee Directors as the presiding independent Director at meetings of the Non-Employee Directors held in accordance with applicable rules of any securities exchange on which the Company’s securities are listed.
“Retirement” means a Director’s Separation from Service upon or after serving eight full years as a Director.

“Separation from Service” or “Separate from Service” means ceasing to be a Director of the Company for any reason. Notwithstanding anything to the contrary, the determination of whether an individual has had a Separation from Service will be made in accordance with Code Section 409A and the regulations thereunder.
“Shares” means the shares of common stock of the Company with a par value of $0.0001 per share.
Article 3.    Administration
3.1    The Board of Directors. The Plan will be administered by the Board of Directors. The Board of Directors will act by a majority of its members at the time in office and eligible to vote on any particular matter, and may act either by a vote at a meeting or in writing without a meeting.
3.2    Authority of the Board of Directors. Except as limited by law and subject to the provisions herein, the Board of Directors has full power to: construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of the Plan. Further, the Board of Directors will make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and consistent with Section 3.1, the Board of Directors may delegate some or all of its authority under this Plan. The Compensation Committee, under its Charter, will make recommendations to the Board regarding this Plan.
3.3    Decisions Binding. All determinations and decisions made by the Board of Directors pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, including the Company, its stockholders, all Affiliates, Non-Employee Directors and their estates and beneficiaries.
Article 4.    Eligibility
Each Non-Employee Director of the Board will participate in the Plan while such person is a Non-Employee Director.
Article 5.    Non-Employee Director Compensation
5.1    Cash Annual Retainer. Each Non-Employee Director will be entitled to receive an Annual Retainer in the amount determined from time to time by the Board. Until changed by resolution of the Board of Directors, the Annual Retainer will be $40,000 for each Non-Employee Director, provided that the Annual Retainer for the Presiding Independent Director will be increased by $20,000. In addition, the Annual Retainers will be: (i) $25,000 for the chair of the Audit Committee and $12,500 for all other members of the Audit Committee, (ii) $22,500 for the chair of the Compensation Committee and $10,000 for all other members of the Compensation Committee and (iii) $17,500 for the chair of the Nominating & Corporate Governance Committee and $7,500 for all other members of the Nominating & Corporate Governance Committee.
The Annual Retainer will be paid in monthly cash installments (the “Installment Payments”) to the Non-Employee Director, normally payable not later than the last business day of the month preceding the month to which the installment applies. Each Installment Payment to a Non-Employee Director will equal the quotient of the Non-Employee Director’s Annual Retainer divided by twelve, prorated as necessary to account for partial months of service on the Board.
Unless changed by resolution of the Board of Directors, no Meeting Fees or Committee Meeting Fees will be paid to Non-Employee Directors. Committee Meeting Fees for meetings of any special committee of the Board, if any, will be established at the time the Board establishes such committee.
5.2    Equity Grants. Each Non-Employee Director will be entitled to receive the following equity grants, subject to the terms of the applicable award agreements.

(a)
Initial Equity Grants. As of the date of an annual stockholder meeting of the Company at which an individual is elected by the stockholders to serve as a Non-Employee Director or as of the date on which an individual is appointed by the Board of Directors to serve as a Non-Employee Director, such Non-Employee Director will receive, subject to Board approval, equity grants in accordance with the following terms:

(i)
Stock options to purchase Shares with an initial grant date fair market value of $250,000 (calculated using a recent Black-Scholes value, the closing price of a Share on the grant date and rounded down to the next whole Share), which will have an exercise price equal to the closing price of a Share on the grant date, a term of 10 years and will vest in equal 25% installments on each of the first four anniversaries of the grant date, subject to the Non-Employee Director’s continued service on the Board on the respective vesting date; and

(ii)
Restricted stock units with an initial grant date fair market value of $250,000 (calculated using the closing price of a Share on the grant date and rounded down to the next whole Share), which will vest in equal 25% installments on each of the first four anniversaries of the grant date, subject to the Non-Employee Director’s continued service on the Board on the respective vesting date.

(iii)	The grant date for equity grants described in this Section 5.2(a) will be the date specified in the resolution passed by the Board.

(b)	Annual Equity Grants to Continuing Directors.

(i)
Subject to (ii) below, as of the date of any annual stockholder meeting of the Company at which such Non-Employee Director is re-elected to serve in such position, such Non-Employee Director will receive equity grants in accordance with the following terms (unless changed by resolution of the Board of Directors or as otherwise specified in an award agreement):

(A)
Stock options to purchase Shares with an initial grant date fair market value of $83,333 (calculated using a recent Black-Scholes value, the closing price of a Share on the grant date and rounded down to the next whole Share), which will have an exercise price equal to the closing price of a Share on the grant date, a term of 10 years and will vest, subject to the Non-Employee Director’s continued service on the Board, upon the earlier to occur of (I) the first anniversary of the grant date or (II) the date of the next annual stockholder meeting; and

(B)
Restricted stock units with an initial grant date fair market value of $166,667 (calculated using the closing price of a Share on the grant date and rounded down to the next whole Share), which will vest, subject to the Non-Employee Director’s continued service on the Board, upon the earlier to occur of (I) the first anniversary of the grant date or (II) the date of the next annual stockholder meeting.

(C)	The grant date for equity grants described in this Section 5.2(b)(i) will be the date of the annual meeting of stockholders at which a Non-Employee Director is re-elected.

(ii)
Newly-elected Non-Employee Directors who begin providing services to the Board as of any annual stockholder meeting of the Company are not eligible to receive the annual equity grants described in (i) above at such annual meeting. Newly-elected Non-Employee Directors who are elected as of a date prior to the date of any annual stockholder meeting of the Company will receive a portion of the annual equity grants described in (i) above, prorated quarterly, in accordance with the following schedule:

Number of Days between Election Date and Annual Shareholder Meeting Date	Annual Equity Grant Payable at Subsequent Annual Meeting
1 - 60 days	0%
61 - 120 days	25%
121 - 180 days	50%
181 - 270 days	75%
271 - 364 days	100%

(c)
Separation from Service; Retirement. Non-Employee Directors will forfeit any unvested equity awards upon any Separation from Service, and any vested stock options will be treated as provided in the applicable award agreement. Notwithstanding the foregoing, a Non-Employee Director who terminates his or her Board service due to Retirement will receive immediate vesting of all unvested equity awards as of the date of such Separation from Service and any vested stock options will remain exercisable for 90 days following the date of such Separation from Service.

Article 6.    Miscellaneous
6.1    Effective Date. This amended and restated Plan is effective as of April 3, 2015 (the “Effective Date”) and will remain in effect as provided in Section 1.3 hereof.

6.2    Modification and Termination. The Board may at any time and from time to time, alter, amend, modify, or terminate the Plan in whole or in part.
6.3    Indemnification. Each person who is or has been a member of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit, or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in a settlement approved by the Company, or paid by that person in satisfaction of any judgment in any such action, suit, or proceeding against that person, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the action, suit or proceeding before that person undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an individual may be entitled under the Company’s Certificate of Incorporation or By-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.
6.4    Successors. All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.
6.5    Reservation of Rights. Nothing in this Plan or in any award agreement granted hereunder will be construed to limit in any way the Board’s right to remove a Non-Employee Director from the Board.
6.6    Compensation Recovery Policy. Notwithstanding any provision in the Plan to the contrary, the payments, benefits, and equity grants described in this Plan will be subject to any Compensation Recovery Policy established by the Company, as may be amended from time to time.
Article 7.    Legal Construction
7.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.
7.2    Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
7.3    Requirements of Law. The issuance of payments under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals required by any governmental agencies or national securities exchanges.
7.4    Securities Law and Tax Law Compliance.

(a)
Insider Trading. To the extent any provision of the Plan or action by the Board would subject any Non-Employee Director to liability under Section 16(b) of the Exchange Act, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

(b)
Section 409A. This Plan is intended to be exempt from or to comply with Code Section 409A and the regulations thereunder, and will be administered and interpreted in accordance with such intent. If the Company determines that any provision of the Plan is or might be inconsistent with the requirements of Code Section 409A, it will attempt in good faith to make such changes to the Plan as may be necessary or appropriate to avoiding a Non-Employee Director’s becoming subject to adverse tax consequences under Code Section 409A. No provision of the Plan will be interpreted to transfer any liability for a failure to comply with Code Section 409A from a Non-Employee Director or any other individual to the Company.

7.5    Governing Law. The Plan will be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, determined without regard to its conflict of law rules. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan will be exclusively in the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, Worcester Division.

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